EXHIBIT 99.1

May 27, 2011

*** via email ***

mb2@xxxxxxxxxx.com

Mary Beth Fasano, President

Seen On TV,  LLC

BINDING LETTER AGREEMENT

Re: Acquisition of AsSeenOnTV.com™ and SeenOnTV.com ® (“ONTV”)

Dear Mary Beth:

This Binding Letter Agreement (this “Agreement”) confirms the terms under which TV Goods, Inc., a Florida corporation (“TVG”), will acquire certain assets owned by Seen On TV, LLC, a Nevada limited liability company (“SOTV”) and/or Mary Beth Fasano, President of SOTV (“Fasano” and together with SOTV, “Seller”) including certain domain names, associated intellectual property, trademarks, trade names, and the phone number, 866 As Seen on TV, and related ancillary assets (collectively, the “Property”). This Agreement is intended to set forth the major terms of the acquisition of the Property.  It is the intent of the parties hereto (the “Parties”) that this Agreement will be replaced by mutually agreed upon more comprehensive documents (the “Final Agreements”) that will incorporate the business terms agreed upon in this Agreement which are binding on the Parties, within the next thirty (30) days, or such extended time as agreed to by the Parties.  Notwithstanding the foregoing, the Parties intend that this Agreement shall be binding on them regardless of whether the Final Agreements are executed. Each of the Parties agrees to use commercially reasonable efforts and good faith to complete the Final Agreements.

1.  The Transaction.

(a) The intent of the transaction is for TVG to acquire Seller’s ownership interests in the Property for the consideration and on the terms set forth herein.  The purchase price to be paid by TVG to Seller for the Property (the “Purchase Price”) shall be Five Million Dollars ($5,000,000) which shall be payable in cash and stock of TVG’s parent company, H & H Imports, Inc. (“HNHI”).  Full Payment of the Purchase Price (“Full Payment”) shall be deemed to have been received by Seller when Five Million Dollars ($5,000,000) has been realized by Seller from any combination of (i) cash payments made directly to Seller from TVG, including the cash payments set forth in paragraph 2 below and (ii) proceeds derived from the value of HNHI common stock and warrants that are freely transferrable by Seller.  Seller may designate certain persons to receive a portion of its HNHI shares directly.  All other transfers of Seller’s HNHI shares shall be in accordance with applicable state and federal securities laws.

(b) TVG recognizes that SOTV presently has in place with Delivery Agent, Inc. (“Delivery”) a ten year agreement (the “Delivery Agreement”) pursuant to which Delivery agrees to pay SOTV a minimum of Five Hundred Thousand ($500,000) Dollars per year. The parties hereto understand that Delivery and SOTV may, from time to time, amend the terms of the Delivery Agreement. Under the terms of the Delivery Agreement, Delivery has the first right to acquire the Property.  SOTV

14044 Icot Blvd. Clearwater FL 33760

Phone: 727.288.2738 | Fax: 727.330.7843

represents and warrants that no other person or entity has a right to the Property, and that SOTV is able to enter into this Agreement and the Final Agreements for the Property.  By execution of this Agreement and a Delivery term sheet (the “Delivery Term Sheet”) to be executed simultaneously herewith (i) Delivery hereby waives its right of first refusal to the Property and (ii) Delivery acknowledges and agrees that Section 2.2 of the Delivery Agreement is hereby revised to delete the word “exclusive” from the second line of said Section 2.2.   In addition, If TVG uses AsSeenOnTV.com for a product roll out and puts media dollars in excess of One Hundred Thousand Dollars ($100,000) behind the campaign for that specific product, TVG and Delivery will not pay a royalty on those sales.  TVG will disclose to SOTV any product for which this royalty carve-out shall apply and grants SOTV commercially reasonable audit rights to verify compliance with this provision.  All other provisions of the Delivery Agreement, except as modified by the Delivery Term Sheet, the terms of which shall be approved by SOTV, shall remain in full force and effect.  TVG acknowledges and agrees that the Guaranteed Minimum Payments and Revenue Share, as defined in the Delivery Agreement, except as provided in the Delivery Term Sheet, shall not be part of the Purchase Price.  Notwithstanding the foregoing, for all years during the term of the Delivery Agreement, once SOTV or its designee receives the yearly minimum payment of Five Hundred Thousand Dollars ($500,000), whether as a fixed payment or as a fixed payment plus a royalty, TVG shall thereafter be entitled to receive, directly from Delivery, any additional portion of the seven and one-half percent (7.5%) Revenue Share that would previously have been due to SOTV (the “Excess Revenue Share”).

2.  Consideration.  As part of the consideration for the Property,  HNHI shall issue to Seller or its designee, Five Million (5,000,000) unregistered shares of common stock of HNHI.  Additionally, upon the execution of this Agreement, TVG shall pay Seller, or its designee, Twenty-Five Thousand ($25,000) Dollars in cash or other immediately available funds.  Commencing July 1, 2011, and on the same day of each of the subsequent four (4) months thereafter, TVG shall pay Seller, or its designee, Five Thousand ($5,000) in cash or other immediately available funds for a total of Twenty-Five Thousand Dollars ($25,000) and shall agree to contribute, commencing in 2012 in the amount of $10,000 per year for five years, the total amount of Fifty-Thousand ($50,000) Dollars to The Moffitt Cancer Center in Tampa, Florida in the names of AsSeenOnTV/Mary Beth Fasano.  TVG shall also grant to Seller, or its designee, One Million (1,000,000) warrants to acquire addition shares of HNHI, at an exercise price equal to Thirty-five Cents ($.35), exercisable at any time and with an expiration date five (5) years from the date of issue.  Complete terms of the warrants shall be set forth in the Final Agreements.  The Parties agree that the shares of common stock can be sold in accordance with Rule 144.  If HNHI undertakes a registration of its shares with the U.S. Securities and Exchange Commission, Seller shall have “piggy-back registration rights” with respect to its HNHI shares.

3.  Continuing Involvement. Fasano or her designee shall be appointed to TVG’s board of advisors, and Fasano (or her designee) shall have continuing oversight with sufficient discretion over the look, feel and content of the website “AsSeenOnTV.com” in order to maintain the integrity and goodwill of the brand, e.g. ability to veto inclusion of any material deemed inappropriate, offensive or objectionable to a reasonable person likely to log-on to a website selling commercially available household goods.  Fasano shall have the right to approve the terms of the operating agreement that TVG and Delivery shall enter into simultaneously with the Final Agreements.

4. Transfer of Property.  Once Full Payment is made to Seller, Seller shall transfer full ownership of the Property to TVG or its designee. In the interim, Seller will grant TVG the exclusive (except as reserved to Delivery) right and license to utilize the sites and the trademarks and other intellectual property associated therewith to pursue its business objectives.  Seller shall continue to maintain the

14044 Icot Blvd. Clearwater FL 33760

Phone: 727.288.2738 | Fax: 727.330.7843

Property in effect and shall aggressively defend all rights to the Property and pursue any violators of the Property rights.  The parties will evaluate whether it is commercially reasonable to have the Property retained in escrow with a mutually agreeable escrow agent.  If so, the parties will enter into an escrow agreement for the Property as soon as practicable.  Upon the untimely death of Fasano prior to Full Payment, the Property rights shall immediately transfer from escrow to TVG, but TVG shall have an obligation to make all payments due pursuant to this Agreement.

5.  Completion of Payments. After receipt of Full Payment, it is expressly understood by each of the Parties that TVG or its designee, shall receive the Guaranteed Minimum Payments and the Revenue Share, as such may be adjusted from time to time, for the specified term set forth in the Delivery Agreement by Seller’s assignment of the Delivery Agreement to TVG.

6. Additional Stock Considerations.   The Guaranteed Minimum Payment for 2011 shall be in accordance with the Delivery Agreement.  The Guaranteed Minimum Payment for 2012 would be fully guaranteed to SOTV by Delivery.  However the 2013 payments to SOTV could be adjusted downward and eliminated, starting with the fourth quarter 2013 forward, should the shares of HNHI common stock provided to SOTV meet or exceed an average of $1.50 per share bid price for a calendar quarter (the initial quarter for this calculation would start on the first day of the month following the month that any lock up or registration of the HNHI shares provided to Fasano are made free trading).  Example:  SOTV’s HNHI stock is free trading on December 1, 2012.  From January 2013 - March 2013 the average bid price of the stock is $1.55 per share.  In that case, the 4th calendar quarter guarantee for 2013 would be eliminated.  However, if the average HNHI stock price per quarter for all four quarters of 2014 were at or above $1.50, Delivery would have no obligation to SOTV in 2014, the Guaranteed Minimum Payments all being thus payable to TVG.  If, however, the stock value of HNHI drops below an average of $1.50 per share bid price for a subsequent calendar quarter, Guaranteed Minimum Payments to SOTV would resume. Notwithstanding the foregoing, Seller shall use reasonable commercial efforts to sell its HNHI common stock, and to cause (by written agreement) the sale of any HNHI common stock allocated to others, to obtain a total of $5,000,000 in cash from the sales if and when the price of the HNHI common stock is at a value that Seller can realize $1.00 per share, which the Parties acknowledge may mean a bid price higher than $1.00 per share.  Seller retains the right to waive this mandatory sale provision if Seller desires to hold the stock by either acknowledging to TVG that Full Payment is deemed to have been received or by TVG notifying Seller in writing that shares can otherwise be sold at a price of at least $1.00 per share such that Seller would be able to realize $5,000,000, at which time Seller would be obligated to transfer the Property.  If owners of the shares elect to sell their HNHI common stock before the HNHI common stock reaches $1.00 per share, the Purchase Price of the Property shall be reduced in the ratio that the selling price per share is to $1.00 and Full Payment shall be redefined to reflect the difference.  By way of example, if one million shares are sold at $0.50 the Purchase Price would become $4,500,000 and Full Payment would be deemed to have been received when Seller is able to realize $4,000,000 in cash directly from TVG or through the sale of Seller’s remaining four million shares.  Seller in such an event would be obligated to transfer the Property upon realizing a total of $4,500,000.

7.  Final Documents.  The Parties will proceed with all commercially reasonable efforts to timely negotiate and sign the Final Agreements.

8. Approvals.  Each party shall have obtained all necessary corporate approvals prior to the closing of the transactions reflected in this Agreement.

9.  Closing.  The closing shall occur on or before May 31, 2011.

14044 Icot Blvd. Clearwater FL 33760

Phone: 727.288.2738 | Fax: 727.330.7843

10.  Confidentiality and Announcements.  The parties agree that the contents of this Agreement are confidential, except that the terms hereof may be disclosed to the respective party’s equity owner’s financial and legal advisors.  In addition, TVG and its affiliates shall be permitted to make such responsible and accurate disclosures as may be appropriate for a public company.

11.  Expenses.  Each company shall be responsible for its own costs and fees incurred in the preparation of this Agreement and the Final Agreements.

12.  Representations.  SOTV and Fasano, either on their own or with the benefit of advisors, are sophisticated acquirers of HNHI securities and qualify as accredited investors under Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).  They represent that they have reviewed and understood HNHI’s public filings, including but not limited to, Form 10-K.  They understand that the value of the common stock and warrants acquired in this transaction could decrease in value and become worthless.  They understand that there is no assurance that the common stock and warrants will ever appreciate in value.   They understand that the common stock and warrants have not been registered with any state or federal regulatory agency and may not be sold or otherwise transferred without compliance with Rule 144 under the Securities Act, and if HNHI requires, an opinion of counsel for HNHI.

13.  Governing Law.  This Agreement will be governed by the laws of the State of Florida without regard to conflict of law principles that would result in the application of any law other than the law of the State of Florida.

If the above accurately reflects your understanding of our proposed terms, please signify, by signing below where indicated.  This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which together shall constitute one instrument.  Facsimile or other electronically delivered signatures shall be deemed original signatures.

Very Truly Yours,

______________________________

Kevin Harrington, Chairman

[Signature Page Follows]

14044 Icot Blvd. Clearwater FL 33760

Phone: 727.288.2738 | Fax: 727.330.7843

Agreed and Consented To:

SOTV	TVG
Seen on TV, LLC	TV Goods, Inc.

By:	By:
Mary Beth Fasano, CEO	Steve Rogai, CEO

Mary Beth Fasano

Delivery Agent, Inc.

By:
Name:
Title: